Exhibit 99.1

NEWS RELEASE

Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Reports Year-End 2008 Reserves and Ceiling

Test Impairment

HOUSTON — February 6, 2009 — W&T Offshore, Inc. (NYSE: WTI) today announced that its estimated total proved oil and natural gas reserves at December 31, 2008 consisted of 43.9 million barrels of oil and natural gas liquids and 227.9 billion cubic feet (“Bcf”) of natural gas for a total of 491.1 Bcf equivalent of natural gas (“Bcfe”). The Company’s proved reserves decreased 23% from total proved oil and natural gas reserves of 638.8 Bcfe as of December 31, 2007, primarily due to the impact of lower pricing for both oil and natural gas. The 2008 proved reserves were determined by using prices of $37.71 per barrel for oil and natural gas liquids and $6.17 per Mcf for natural gas, which represent the December 31, 2008 market prices adjusted for the Company’s average basis differentials, versus $87.22 per barrel for oil and natural gas liquids and $6.88 per million cubic feet (“Mcf”) for natural gas at December 31, 2007. As of December 31, 2008, oil and natural gas liquids accounted for 54% of the total proved reserves, and 68% of the total proved reserves were classified as proved developed. This compares to 48% and 62%, respectively, of proved reserves at December 31, 2007. The Company’s estimate of proved reserves is based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

2008 Reserve Reconciliation(1):

	Oil and Liquids (MBbls)	Natural Gas (MMcf)	Total Oil, Liquids and Natural Gas (MMcfe) (2)
Proved reserves as of December 31, 2007	50,997	332,819	638,799
Revisions due to pricing	(9,108)	(50,350)	(104,998)
Revisions due to hurricanes	(1,439)	(1,538)	(10,172)
Revisions due to performance	(1,652)	(32,462)	(42,375)
Discoveries and extensions (3)(4)	3,700	25,035	47,236
Purchases of minerals in place (5)	8,348	10,439	60,528
Production	(6,970)	(56,072)	(97,892)

Proved reserves as of December 31, 2008 (4)	43,876	227,872	491,125

(1)	The 2008 Reserve Reconciliation is based on the estimate of proved reserves prepared by Netherland, Sewell & Associates, Inc. Reconciliation figures are preliminary and still subject to final adjustment.
(2)	One million cubic feet equivalent (MMcfe) is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Substantially all of these volumes are attributable to extensions and discoveries resulting from our participation in the drilling of 18 successful exploratory wells in 2008, of which 16 were on the conventional shelf and two were on the deep shelf.
(4)	The probable and possible reserves associated with discoveries and extensions at December 31, 2008 (and not included in the table) were 24.5 Bcfe and 57.0 Bcfe, respectively. The total of all probable reserves and all possible reserves at December 31, 2008 (and not included in the table) were 347.0 Bcfe and 505.0 Bcfe, respectively.
(5)	The amount relates to proved reserves attributable to the working interest in Ship Shoal 349 field acquired from Apache.

Ceiling Test Impairment: The Company expects to take a non-cash impairment of approximately $1.2 billion (resulting in a charge to earnings of approximately $.8 billion after-tax) to the carrying value of the Company’s proved oil and gas properties as of December 31, 2008. The charge results from the application of the full cost “ceiling test” under the full cost method of accounting. Under full cost accounting requirements, the carrying value of the Company’s oil and gas properties is evaluated on a quarterly basis and is limited to the present value of expected future cash flows of proved reserves using a 10-percent discount rate based on prices and costs at the end of the quarter plus the cost of unevaluated oil and gas properties (i.e. the cost center ceiling). A ceiling test charge occurs when the carrying value of the oil and gas properties exceeds the cost center ceiling. The impairment is primarily attributable to lower prices for both oil and natural gas at December 31, 2008. The ceiling test impairment charge is a non-cash item that does not impact any of the covenants on the Company’s debt obligations.

Tracy Krohn, Chairman and Chief Executive Officer, commented, “In 2008, we faced many challenges including two hurricanes in the Gulf of Mexico and severe commodity price swings that have forced us to recognize a significant non-cash ceiling test impairment as well as large negative revisions to our proved reserves, primarily due to lower pricing. This year, through the drill bit and the acquisition of Apache’s interest in ‘Mahogany’, the proved reserves attributable thereto exceeded 110% of production in 2008.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Notice Regarding Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We have disclosed quantities of probable and possible reserves in this press release, that the SEC’s current guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. The probable and possible reserves contained in this press release have been estimated by the Company under standards that are not included in SEC guidelines and may not comport with other specific definitions for non-proved reserve categories such as those set forth in the Petroleum Resource Management System promulgated by the Society of Petroleum Engineers. Probable and possible reserves are substantially less likely to be recovered than proved reserves, and there are significantly more inherent uncertainties in estimating non-proved reserves.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (which can be found on the SEC’s IDEA electronic filing system at www.sec.gov).